As filed with the Securities and Exchange Commission on March 11, 2019

Registration Nos. 333-224903, 333-217702, 333-203861, 333-128232, 333-149418 and 333-166543

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

RTI SURGICAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-2540607
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

520 Lake Cook Road, Suite 315 Deerfield, Illinois	60015
(Address of Principal Executive Offices)	(Zip Code)

Regeneration Technologies, Inc. 2004 Equity Incentive Plan,

Tutogen Medical, Inc. 2006 Incentive and Non-Statutory Stock Option Plan,

RTI Surgical, Inc. 2010 Equity Incentive Plan,

RTI Surgical, Inc. 2015 Incentive Compensation Plan,

RTI Surgical, Inc. 2017 Camille Farhat Incentive Compensation Plan and

RTI Surgical, Inc. 2018 Incentive Compensation Plan

(Full Title of the Plan)

Jonathon M. Singer

Chief Financial and Administrative Officer, Corporate Secretary

RTI Surgical Holdings, Inc.

520 Lake Cook Road, Suite 315

Deerfield, Illinois 60015

(Name and address of agent for service)

(386) 418-8888

(Telephone number, including area code, of agent for service)

Copies of all communications to:

Robert J. Grammig, Esq.

Holland & Knight LLP

100 North Tampa Street, Suite 4100

Tampa, Florida 33602

Phone: (813) 227-8500

Fax: (813) 229-0134

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share (“Common Stock”):	N/A	N/A	N/A	N/A

(1)

The Registrant is not registering additional securities. Registration fees were originally paid by the Registrant’s predecessor-in-interest upon filing of the original registration statements on Form S-8 (File Nos. 333-224903, 333-217702, 333-203861, 333-128232, 333-149418 and 333-166543). Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 1.

This Post-Effective Amendment No. 1 shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE

On March 8, 2019, the RTI Surgical Holdings, Inc. (the “Company”) consummated the transactions contemplated by that certain Master Transaction Agreement (the “Master Transaction Agreement”), by and among the Company, RTI Surgical, Inc., a Delaware corporation (“Old RTI”), PS Spine Holdco, LLC, a Delaware limited liability company (the “Member”), and Bears Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

Pursuant to the terms of the Master Transaction Agreement, at the closing (the “Closing”): (i) Merger Sub merged with and into Old RTI, with Old RTI surviving as a wholly-owned subsidiary of the Company (the “Merger”); (ii) Member contributed all of the issued and outstanding membership interests of Paradigm Spine, LLC, a Delaware limited liability company and wholly owned subsidiary of the Member, to the Company; and (iii) the Company was renamed “RTI Surgical Holdings, Inc.” (the “Transaction”). Pursuant to the Master Transaction Agreement, at the effective time of the Merger: (i) each issued and outstanding share of common stock of Old RTI converted automatically into one share of the Company’s common stock; (ii) each issued and outstanding share of Series A Convertible Preferred Stock of Old RTI converted automatically into one share of the Company’s Series A Convertible Preferred Stock; and (iii) each stock option and restricted stock award granted by Old RTI converted into a stock option or restricted stock award, as applicable, of the Company with respect to an equivalent number of shares of Company common stock on the same terms and conditions as were applicable prior to the Closing.

In connection with the Transaction, the Company assumed the obligations of Old RTI under the RTI Regeneration Technologies, Inc. 2004 Equity Incentive Plan, the Tutogen Medical, Inc. 2006 Incentive and Non-Statutory Stock Option Plan, the RTI Surgical, Inc. 2010 Equity Incentive Plan, the RTI Surgical, Inc. 2015 Incentive Compensation Plan, the RTI Surgical, Inc. 2017 Camille Farhat Incentive Compensation Plan and the RTI Surgical, Inc. 2018 Incentive Compensation Plan (collectively, the “Plans”) and all of the stock options and restricted stock awards granted pursuant to the Plans.

This Post-Effective Amendment No. 1 to Registration Statements on Form S-8 serves as an amendment to the Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) by Old RTI (Reg. Nos. 333-224903, 333-217702, 333-203861, 333-128232, 333-149418 and 333-166543, together, the “Registration Statements”) and is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) by the Company, as the successor registrant to Old RTI to expressly adopt such Registration Statements as the registration statements of the Company. In accordance with Rule 414, the Company, as successor issuer, expressly adopts the Registration Statements as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The applicable registration fees were paid at the time of the original filings of the Registration Statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the rules and regulations of the Commission, the documents containing the information called for in Part I of Form S-8, have been, or will be, sent or given to individuals who participate in the Plans and are not being filed with or included in this Form S-8. The documents incorporated by reference in Item 3 of Part II of the Registration Statement are available to participants in the Plans, without charge, upon written or oral request, and they are also incorporated by reference in the Section 10(a) prospectus described in Item 1 above. Any such requests should be directed to the Registrant at the address and telephone number listed on the cover page of this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by the Registrant are incorporated by reference in this Registration Statement:

(a)    The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed March 5, 2019 (including information specifically incorporated by reference into the Registrant’s Form 10-K from the Registrant’s definitive Proxy Statement);

(b)    The Registrant’s Current Reports on Form 8-K filed with the SEC on February 7, 2019, March 4, 2019, March 7, 2019, and March 11, 2019;

(c)    All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 2018 (other than the portions of these documents not deemed to be filed); and

(d)    The descriptions of the Registrant’s Common Stock contained in Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-228694) filed on January 18, 2019, including all material incorporated by reference in such registration statement and any subsequently filed amendments and reports updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of filing of such documents. Pursuant to Rule 12g-3 of the Exchange Act, the Company is the successor issuer with respect to the above documents in items (a) through (c) previously filed by Old RTI with the Commission and incorporated by reference in this Registration Statement.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated in this Registration Statement by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act which also is incorporated or is deemed to be incorporated in this Registration Statement by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the General Corporation Law of Delaware (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions for the indemnification of directors, officers, employees and agents within the limitations permitted by Section 145 of the DGCL. The Company has entered into indemnification agreements with its current directors and executive officers and insures its directors and officers against losses arising from any claim against them as such for wrongful acts or omission, subject to certain limitations.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Company’s Amended and Restated Certificate of Incorporation provides for a similar limitation on liability for its directors.

The general effect of the foregoing provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

4.1	Amended and Restated Certificate of Incorporation of the Company (1)

4.2	Amended and Restated Bylaws of the Company (2).

4.3	Certificate of Designation of Series A Convertible Preferred Stock of RTI Surgical Holdings, Inc. (3).

5.1	Opinion of Holland & Knight LLP regarding legality of the Common Stock.

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (included on signature page).

(1)	Incorporated by reference to Exhibit 3.1 to Company’s Form 8-K filed with the Commission on March 11, 2019.
(2)	Incorporated by reference to Exhibit 3.3 to Company’s Form 8-K filed with the Commission on March 11, 2019.
(3)	Incorporated by reference to Exhibit 3.2 to Company’s Form 8-K filed with the Commission on March 11, 2019.

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934(and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, RTI Surgical Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alachua, State of Florida, on March 11, 2019.

RTI SURGICAL HOLDINGS, INC.

By:	/s/ Jonathon M. Singer
Jonathon M. Singer
Chief Financial and Administrative Officer, Corporate Secretary

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, we, the undersigned officers and directors of RTI Surgical Holdings, Inc., hereby severally constitute and appoint Camille Farhat and Jonathon M. Singer, each acting alone as an attorney-in-fact with the full power of substitution, for and in the name, place and stead of each of us in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or either of their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Camille Farhat Camille Farhat	President and Chief Executive Officer (Principal Executive Officer) and Director	March 8, 2019

/s/ Jonathon M. Singer Jonathon M. Singer	Chief Financial and Administrative Officer (Principal Financial and Accounting Officer)	March 8, 2019

/s/ Curt M. Selquist Curt M. Selquist	Chairman	March 8, 2019

/s/ Peter F. Gearen Peter F. Gearen	Director	March 8, 2019

/s/ Thomas A. McEachin Thomas A. McEachin	Director	March 8, 2019

/s/ Mark D. Stolper Mark D. Stolper	Director	March 8, 2019

/s/ Christopher R. Sweeney Christopher R. Sweeney	Director	March 8, 2019

/s/ Paul G. Thomas Paul G. Thomas	Director	March 8, 2019

/s/ Nicholas J. Vaeriani Nicholas J. Valeriani	Director	March 8, 2019

/s Shirley A. Weis Shirley A. Weis	Director	March 8, 2019

/s/ Jeffrey C. Lightcap Jeffrey C. Lightcap	Director	March 8, 2019

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